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                                      EXHIBIT A

                                   Letter Agreement


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                             PARSONS & WHITTEMORE LIMITED
                                4 International Drive
                              Rye Brook, New York 10573
                              Telephone:  (914) 937-9009
                                 Fax:  (914) 937-2259

                                  December 3, 1997




Lava Investments Limited
11/F Tower 2
The Gateway
25-27 Canton Road
Hong Kong

Ladies and Gentlemen:

     This letter agreement (the "Agreement") relates to ten secondary sale by Parsons & Whittemore Limited, a corporation organized under the laws of the United Kingdom ("Seller"), to Lava Investments Limited, a British Virgin Islands corporation (the "Purchaser") of 306,100 shares of the Common Stock, par value $.001 per share (the "Securities"), of Cardiac Science, Inc., a Delaware corporation (the "Issuer"). The aggregate purchase price for the Securities is $353,966.63. The Purchaser understands and acknowledges that Seller has relied on the Purchaser's representations and covenants herein in agreeing to sell the Securities and for purposes of assuring compliance with applicable United States securities law.

     1. RECEIPT OF INFORMATION. The Purchaser represents, acknowledges and confirms the following:

(a) that the Purchaser has received information regarding the Issuer to the extent the Purchaser deems necessary, desirable and appropriate in evaluating the merits and risks of investing in the Securities;
(b)
(c) that in making a decision to invest in the Securities, the Purchaser has reviewed and relied upon the filings and other information regarding the Issuer on file with the Securities and Exchange Commission ("SEC") under applicable securities laws of the United States;
(d)
(e) that in connection with the Purchaser's decision to invest in the Securities, Seller has not furnished to the Purchaser, and the Purchaser has not relied upon, any information regarding or relating to the Issuer or its financial condition, operations, assets, results of operations, or prospects; and
(f)
(g) that the Purchaser has read and understands all information obtained by or for the benefit of the Purchaser.
(h)

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December 3, 1997
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(i)  2.   SUITABLE INVESTMENT.  The Purchaser has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of an investment in Securities of ten Issuer, has carefully considered the suitability of such an investment for the Purchaser's particular financial and tax situation, and has determined that the Securities are a suitable investment. The Purchaser represents that the Purchaser is capable of bearing the economic risks of the investment, that the Purchaser has adequate means of providing for its current financial needs and possible contingencies, and that the Purchaser has no present need, and anticipates no need in the foreseeable future, to sell the Securities. Without limiting the generality of the foregoing, the Purchaser represents that (i) it is an "accredited investor" within the meaning of rule 501 of Regulation D promulgated by the SEC, and (ii) that the Purchaser was not formed solely for the purpose of making an investment in the Securities.
(j)
(k)  3.   NATURE OF TRANSACTION.  The Purchaser understands and acknowledges that (i) the offer and sale of the Securities has not been and will not be registered under the Securities Act of 1933, as amended (the "1933 Act"), (ii) the Securities are being sold in accordance with, an in reliance upon, an exemption from the registration requirements of the 1933 Act provided by ten provisions of Regulation S promulgated pursuant to the 1933 Act ("Regulation S"), and (iii) the Securities may not be offered or sold in ten United States, or to or for the account or benefit of, any "U.S. Person" as defined n Regulation S (a "U.S. Person") unless such offer and sale is registered under the 1933 Act or unless an exemption from ten 1993 Act's registration requirements is available.
(l)
(m)  4.   STATUS OF PURCHASER.  The Purchaser represents that it is not a U.S.
Person. Without limiting the generality of the foregoing the Purchaser represents that it is organized under the laws of the British Virgin Islands an has not been formed by or for the benefit of a U.S. Person. This Agreement is being executed by the Purchaser outside the United States.
(n)
(o)  5.   TRANSFER RESTRICTIONS.  The Purchaser agrees (i) not to offer, sell or otherwise transfer the Securities in the United States, or to or for the account or benefit of, any U.S. Person prior to the expiration of a forty (40) day period following the date hereof, and (ii) that during such forty (40) day period, the Securities will remain outside of the United States. In the event that the Issuer so requires in connection with the issuance to ten Purchaser of replacement certificates representing the Securities, Purchaser shall permit a legend to be prominently set forth and printed on any certificates representing the Securities that substantially conforms with the requirements of this paragraph 5 and applicable law.
(p)
(q)  6.   OWN TAX AND LEGAL ADVISORS.  The Purchaser has been advised to consult with the Purchaser's financial or legal advisors regarding legal and financial matters and tax consequences associated with an investment in Securities of the Issuer, and has done so to the extent each the Purchaser considers necessary, appropriate or desirable.
(r)  7.   COMPLIANCE WITH LAWS.  The Purchaser hereby represents that ten
Purchaser is satisfied as to the full observance of the laws of ten Purchaser's jurisdiction in connection with the sale and purchaser of ten Securities, including (i) the legal requirements within such jurisdiction relating to the purchaser of ten Securities, (ii) any foreign exchange restrictions applicable to a purchaser of the Securities, (iii) any governmental or other consents that may be required in connection with the purchaser of the Securities, and (iv) any income tax,

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December 3, 1997
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documentary stamp tax, or other tax consequences that may be attributable to ten acquisition, holding, sale or transfer of the Securities. The Purchaser covenants to comply with applicable United States securities laws and Blue
Sky Laws in connection with its acquisition, holding, sale or transfer of the Securities.
(s)
(t)  8.   INDUCEMENT TO SELLER.  Each Purchaser is executing this Agreement as an inducement to Seller to sell the Securities. Seller may rely upon the information contained herein to confirm the Purchaser's qualifications to purchase such Securities.
(u)
(v)  9.   CONDITIONS PRECEDENT TO CLOSING BY TEN PURCHASER.  The obligations hereunder of the Purchaser to purchase and acquire the Securities are subject to the satisfaction of each of the following conditions at or prior to ten Closing unless waived by the Purchaser in writing:
(w)
(x) (a) The representations and warranties of the Seller contained in this Agreement shall be true in all material respects, on the date of the closing of this transaction (the "Closing Date"), as if originally made on such date.
(y)
(z) (b) Seller shall have performed and complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.
(aa)
(bb) (c) Seller shall have delivered one or more stock certificates evidencing the Securities to ten Purchaser, and shall have duly endorsed such certificates in blank (or executed blank stock powers with respect thereto).
(cc)
(dd) (d) Seller shall not have filed or had filed against it a petition under the United States Bankruptcy Code, 11 U.S.C. REWRITE 101, et seq., or any other similar law or laws, and Seller shall not be the subject of or be engaged in the appointment of any receiver, trustee or assignee for the benefit of its creditors or (other than as contemplated by this Agreement) any reorganization, moratorium, workout, recapitalization or restructuring.
(ee)
(ff) 10. CONDITIONS PRECEDENT TO CLOSING BY THE SELLER. The obligations hereunder of the Seller to sell ten Securities to the Purchaser are subject to ten satisfaction of each of the following conditions at or prior to the Closing Date unless waived by the Seller in writing:
(gg)
(hh) (a) The representations and warranties of ten Purchaser contained in this Agreement shall be true in all material respects on the Closing Date, as if originally made on such date.
(ii) (b) The Purchaser shall have performed and complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.
(jj)
(kk) 11. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller hereby represents and warrants to the Purchaser that:
(ll)

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(mm)      (a)  The execution, delivery and performance by the Seller of this
Agreement and the documents herein contemplated, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate and shareholder action of the Seller, which has not been revoked, and no other corporate and shareholder action of the Seller, which has not been revoked, and no other corporate or shareholder action on the part of the Seller is necessary. This Agreement is, and the other agreements contemplated to be delivered by the Seller hereby when executed will be, the valid and binding obligations of the Seller legally enforceable against it in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws related to or affecting creditors' rights generally and of general equitable principles (whether considered in a proceeding in equity or at law).
(nn)
(oo) (b) Upon payment of the purchase price contemplated by this Agreement in immediately available funds, and delivery of the Securities as described in
Section 9(c), Purchaser shall acquire all of Seller's right, title and interest in and to the Securities. The Seller has not encumbered or otherwise subjected the Securities to any lien, claim, security interest or other rights or interests of any third party whatsoever (other than the rights or interests in favor of the Purchaser hereunder and any rights and interests granted to third parties by or through the Purchaser).
(pp)
(qq) 12. INDEMNIFICATION. Each party hereto agrees to indemnify and hold harmless the other parties and their respective affiliates, directors, officers, members, controlling persons, and agents from and against all damages, losses, costs and expenses (including reasonable attorneys' fees) which they may incur by reason of the breach of any representations, acknowledgments and covenants made herein by such party, or in any other document provided by such party.
(rr)
(ss) 13. FURTHER ASSURANCES. The parties hereto agree that, from time to time hereafter, and upon request of the other, each of them will execute, acknowledge and deliver such other documents and instruments as may be reasonably required more effectively to carry out the terms and conditions of this Agreement.
(tt)
(uu) 14. NOTICES. Any notices or other communications required or permitted hereby shall be sufficiently given if sent by registered or certified mail, postage prepaid, return receipt requested, if to Seller at the address at the head of this Agreement, and, if to Purchaser, at the address first below the head of Agreement, or to such other address as either Seller or the Purchaser shall designate to the other by notice in writing.
(vv) 15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
(ww)
(xx) 16. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements, and may be amended only by a writing executed by all parties.
(yy)
(zz) 17. APPLICABLE LAW. The Agreement shall be governed by and construed in accordance with the laws of the State of New York and, to the extent it involves any United States statute, in accordance with the laws of the United States of America.

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(aaa)
(bbb) Please indicate your agreement with the foregoing by signing in the space provided below.
(ccc)

                                       PARSONS & WHITTEMORE LIMITED



                                       By:
                                          --------------------------------
                                       Its:
                                           -------------------------------


For and on behalf of
LAVA INVESTMENTS LIMITED
By Tengis International Limited, as authorized signatory


---------------------------------------
Authorized Signatory